Exhibit 5.1

March 8, 2010	Michele D. Vaillancourt
Direct Dial: (612) 604-6681
Direct Fax: (612) 604-6881
mvaillancourt@winthrop.com

Image Sensing Systems, Inc.
500 Spruce Tree Centre
1600 University Avenue West
St. Paul, Minnesota 55104

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Image Sensing Systems, Inc., a Minnesota corporation (the “Company”), in connection with the registration by the Company of 6,000 shares (the “Shares”) of its common stock, $0.01 par value, pursuant to the Company’s Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on March 8, 2010 (the “Registration Statement”).

In connection therewith, we have examined (a) the Articles of Incorporation and Bylaws of the Company; (b) the corporate proceedings of the Company relative to its organization and to the authorization and issuance of the Shares; and (c) the Registration Statement and the prospectus prepared in connection with the Registration Statement (“Prospectus”). In addition to such examination, we have reviewed such other proceedings, documents and records and have ascertained or verified such additional facts as we deem necessary or appropriate for purposes of this opinion.

Based upon the foregoing, we are of the opinion that:

1.	The Company has been legally incorporated and is validly existing under the laws of the State of Minnesota.

2.	All necessary corporate action has been taken by the Company to authorize the issuance of the Shares.

3.

The Shares are validly authorized by the Company’s Articles of Incorporation and when issued and paid for as contemplated in the Registration Statement and prospectus, will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

WINTHROP & WEINSTINE, P.A.

By –	/s/ Michele D. Vaillancourt

Michele D. Vaillancourt